PLASMA PURCHASE AGREEMENT

This Plasma Purchase Agreement (the "Agreement") is made, entered into and effective as of the 10th day of April, 2007 (the "Effective Date") by and between Lev Pharmaceuticals, Inc. having an address at 675 Third Avenue, Suite 2200, New York, NY 10017 ("Lev") and Bio-Medics, Inc. or Assigns having an address at 1892 N Tustin Avenue, Orange, CA 92865 ("Seller"). Lev and Seller are at times referred to in this agreement individually as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, Seller is in the business of collecting and producing Plasma, as defined below, from human donors at Seller's collection facilities (the "Collection Facilities) within the United States; and

WHEREAS, Lev desires to purchase Plasma from Seller for further processing into human pharmaceutical products and Seller desires to sell Plasma to Lev on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as part of this Agreement, and the mutual covenants, agreements and undertakings set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS

The following terms, wherever used in this Agreement, shall have the meanings set forth below:

1.1 "Affiliate" shall mean any subsidiary, parent company, or other legal entity that directly or indirectly controls, is controlled by, or is under common control with or of a Party. For purposes of this definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the profits or earnings of the legal entity, or the right or power to direct the policy decisions of the legal entity.

1.2 "Applicable Laws" shall mean all applicable laws, requirements, regulations, guidelines, licenses and directives, including applicable current Good Manufacturing Practices ("cGMPS"), including all specifications and procedures for plasma sourcing, plasma testing, and in process testing and all regulations, specifications, and procedures contained therein, including without limitation, all applicable U.S. FDA laws, requirements, regulations, guidelines, licenses and directives, including applicable cGMPs and the FD&C Act.

1.3 "Confidential Information" shall have the meaning set forth in Section 5 of this Agreement, attached hereto and incorporated by reference herein.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

1.4 "Plasma" shall mean "Source Plasma" as defined by the United States Food and Drug Administration ("FDA") in 21 C.F.R. 640.60 that meets the definitions and specifications set forth in Schedule 1 (the "Specifications"), attached hereto and incorporated by reference herein.

2. SALE/PURCHASE OBLIGATIONS OF THE PARTIES

2.1 Quantity. Commencing on the Effective Date and continuing through the end of the Term of this Agreement, as defined below, Seller shall sell, and Lev shall purchase, such annual quantities of Plasma as are set forth in Schedule 2, attached hereto and incorporated by reference herein.

All Plasma shall be deliverable in such increments as Seller and Lev may from time to time agree regarding the frequency and schedule for pick-up and delivery. Seller agrees to use it best efforts to timely deliver the quantities of Plasma as agreed hereunder and as set forth in Schedule 2 throughout the Term of this Agreement.

If for any reason Seller is unable to provide Lev with the quantities of Plasma as set forth in Schedule 2 and as a result Lev must purchase Plasma from another plasma supplier ("Substitute Plasma"), Seller shall reimburse Lev for any additional costs actually incurred by Lev in purchasing the Substitute Plasma. Lev shall make commercially reasonable efforts to secure pricing on such purchases reflective of the then current market price for Plasma. In any case Seller shall not be obligated to reimburse Lev more than $20/liter above the then current purchase price.

2.2 Delivery. Except as otherwise agreed in writing by the Parties, all deliveries of Plasma shall be FOB Sellers Collection Facilities or other facility designated by Seller reasonably acceptable to Lev. The shipping agent or carrier shall be selected and contracted by Lev. Title to the Plasma and risk of loss shall pass from Seller to Lev when the Plasma is provided to or placed with Lev's shipping agent or on a transport carrier.

2.3 Price. Lev shall pay Seller for the Plasma delivered in calendar year January 1, 2007 through December 31, 2007 of this Agreement $ * * * * (the "Base Price"). For the period January 1, 2008 through December 31, 2008 of the Agreement Lev shall pay Seller the Base Price per liter increased by * * * * * * * * for the twelve month period ending October 30, 2007.

The price for Plasma delivered under this Agreement for each calendar year beginning January 1, 2009 shall be negotiated by the Parties concurrently with the annual quantity negotiations as stated in section 2.1 above. Such price negotiations shall be undertaken in good faith by each Party with the purpose of and intent to agree to a fair and reasonable price reflective of the then current fair market price for Plasma in the United States. In this regard, the Parties shall take into account in such price negotiations the then current economic conditions and trends, within the human

plasma industry and otherwise, market prices, cost indices and other applicable factors (collective, the "Price Factors"). This process may be generally referred to or described as the Parties' annual price negotiations, which shall result in and be documented and reflected annually as an amendment to Schedule 2 not later than thirty (30) days prior to the commencement of the next following calendar year. In the event the Parties are unable to mutually agree to a price then the Parties shall jointly submit the dispute for expeditious determination by three (3) experienced arbitrators in accordance with the provisions of the American Arbitration Association for the arbitration of commercial disputes and the state Price Factors. Each party shall be entitled to designate one arbitrator for such proceeding, and the two party designated arbitrators shall then select the third arbitrator who shall serve as chairman. The costs of the arbitration hereunder, including administrative and arbitrators' fees, shall be shared equally by Seller and Lev. Each Party, however, shall bear in full its own costs, expenses and attorneys' fees. The final decisions of the arbitration tribunal convened in accordance herewith shall be final, binding and fully enforceable against the Parties and neither the jurisdiction nor authority of such tribunal, nor the validity of its decisions or award shall be subject to challenge or contest by either Party.

Moreover, and notwithstanding any other provision of this Agreement, and specifically but without limitation this Section and Section 2.9, in the event Seller is obligated by any regulatory body or agency or otherwise requested or compelled by Lev at any time during the term of this Agreement to perform or implement any new testing or other quality procedure not specifically contemplated hereunder, the price then in effect under this Agreement shall be automatically and concurrently be proportionately increased to reflect all of Seller's corresponding additional costs, evidence of which shall be provided to Lev upon request. Correspondingly, in the event that Lev at any time during the term of this Agreement reduces or eliminates any testing or other quality procedure so as to result in an actual material decrease in Seller's incurred costs to procure, store, provide or supply the Plasma hereunder to Lev, the price then in effect under this Agreement shall be proportionately decreased to reflect all of Seller's corresponding cost savings.

2.4 Terms of Payment. Lev shall pay Seller in full for each delivery of Plasma hereunder within ten (10) days of the date of Seller's corresponding invoice. Such invoice shall not be dated or submitted prior to delivery of the underlying Plasma. All Payments shall be made in US Dollars. Seller's invoices shall reflect the actual quantity of the Plasma shipped and the price thereof, as computed in accordance with this Agreement.

2.5 Governing Documents. All sales of Plasma hereunder shall be subject solely to the terms and provisions of this Agreement (including all exhibits and schedules) and shall not be subject to other terms, conditions or provisions contained in any other purchase order, writings, or documents except to the extent a purchase order, writing or document sets forth or confirms quantity or schedule for delivery. Furthermore, in the event of any inconsistency or discrepancy between the terms and conditions of

this Agreement and the schedules hereto, or any other record, the terms of this Agreement shall prevail.

2.6 Records and Compliance Matters. Seller shall, at its expense, keep and maintain detailed records pertaining to the amount and type of Plasma sold hereunder during the term of this Agreement and for a period of thirty-three (30) years following the date of termination or expiration of the Agreement. Such records shall be made available for inspection by Lev during normal business hours, upon reasonable advance notice.

2.7 Permits and Approvals. Each Party shall obtain all necessary licenses, permits, certificates of origin and other requisite documents, including approvals and registrations, and pay all applicable fees, charges, customs duties and taxes incurred in the performance of its obligations under this Agreement. Both Parties shall comply with all Applicable Laws, regulations rules, and guidelines pertaining to their performances under this Agreement, including but not limited to those set forth in the U.S. Code of Federal Regulations, 21 C.F.R. parts 600-640 and any other applicable local, state or federal law, regulation or ordinance within the United States.

2.8 Approved Lev Pharmaceuticals Collection Facilities. Seller will supply and Lev shall accept Plasma from Approved Lev Pharmaceuticals Collection Facilities only. For the purposes of this Agreement, a Collection Facility is an Approved Lev Pharmaceuticals Collection Facility if: (i) the Collection Facility has received all necessary regulatory approvals and permits including FDA, IQPP, CLIA, required state licensing and licensing by applicable foreign authorities (the "Approvals and Permits"), and (ii) the Collection Facility has been added by Lev to, or remains on, Lev's list of Approved Lev Pharmaceuticals Collection Facilities, as may be amended from time to time by Lev in accordance with the terms and conditions herein, and which shall be provided to Seller upon execution of this Agreements and updated by Lev on an annual basis and upon amendment. No Collection Facility may be added as an Approved Lev Pharmaceuticals Collection Facility under this Agreement without satisfying all the requirements of this Agreement and Lev may not remove a Collection Facility from the list of Approved Collection Facilities to alter quantities of Plasma deliverable under this Agreement. However, Lev may immediately remove a facility from the Approved Lev Pharmaceuticals Collection Facilities list in the event the facility does not continue to maintain all the Approvals and Permits listed above

In the event that a Collection Facility is found by Lev to be materially deficient in its compliance with the applicable procedures or Approvals and Permits, Seller shall have thirty (30) business days to provide, in writing, a corrective action plan acceptable to Lev in Lev's reasonable discretion. If the action plan is unacceptable or if the subject plasma Collection Facility cannot cure the deficiency to Lev's satisfaction and lawfully provide Plasma within ninety (90) days of any such event, then, at Lev's option said Collection Facility may be eliminated as an Approved Lev

Pharmaceuticals Collection Facility or to otherwise limit shipments from such Collection Facility.

2.9 Lev Approved Testing Center. Lev and Seller shall agree (within 30 days of the execution of this Agreement) upon the identity of the vendors to perform viral marker and NAT testing of Plasma (each an "Approved Testing Center"), and Seller agrees to send any Plasma provided to Lev pursuant to this Agreement only to Approved Testing Centers.

2.10Quality. Seller shall collect, manufacture, process, store, distribute, test, transport, dispose and otherwise handle Plasma at all times in compliance with all Applicable Laws and the Specifications set forth in Schedule 1. Any and all changes sought by Lev to the initial Specifications set forth in Schedule 1 to this Agreement shall be sent to Seller for review and approval. Lev shall advise Seller of any and all anticipated changes to specifications as soon as practicable so as to provide Seller with as much advance notice as possible. Seller shall have fifteen (15) business days to agree to implement such changes. If any Collection Facility is closed as a result of regulatory sanctions placed on Seller by the FDA or equivalent foreign regulatory body, or if Seller or any Collection Facility receives a warning letter or consent decree from the FDA or equivalent regulatory body or any accrediting body, or is otherwise subject to similar quality concerns, Seller must notify Lev immediately and in any event not later that five (5) business after the earlier of Seller's receipt of the relevant communication or the date it learns of such quality concern. Seller shall not make changes to the key process parameters that require prior approval from the FDA or the specifications without prior reasonable notice to Lev, which prior notice shall be at least six (6) months unless otherwise required by a regulatory body.

2.11 Testing and Approval. With respect to each shipment of Plasma to be shipped to Lev, Seller shall test such Plasma to ensure compliance with the Specifications. Seller shall include a certificate of analysis ("COA") as well as all other documentation described in the Specifications with each shipment of Plasma disclosing the results of such testing and showing conformance with the specifications. Subject to the existence of any latent defects, Lev shall have a period of thirty (30) days from date of its receipt of a shipment of Plasma to inspect the delivered Plasma and the accompanying COA and reject all or part of the corresponding shipment of Plasma for nonconformity with the specifications. If Lev rejects all or part of such shipment, it shall promptly notify Seller and the provisions of Section 2.12 below shall apply. If after accepting a shipment of Plasma, Lev subsequently discovers latent material defects (including without limitation, nonconformance to the specifications) not reasonably discoverable during the acceptance period set forth above, Lev may revoke its acceptance of such shipment of Plasma by giving written notice and disclosing the nature of any defects to Seller as soon as practicable after discovering such defects. In such event, such Plasma shall be considered to be nonconforming to the extent latent material defects in fact are present and the provisions of Section 2.12 below shall apply.

2.12 Remedies. If a shipment of any Plasma or any portion thereof fails to conform to the Specifications or Applicable Laws or is otherwise not as warranted or contains latent defects, or that has not been collected, manufactured, processed, stored, distributed, tested, transported, disposed of or otherwise handled in accordance with Applicable Laws or the specifications, then Lev shall have the right to reject such non-conforming shipment or portion thereof. Lev shall give written notice to Seller of its rejection hereunder, setting forth in detail the basis of the rejection, within forty-five (45) days after receipt (or as soon as practicable after discovering latent material defects not reasonably discoverable during the acceptance period), specifying the grounds for such rejection. The nonconforming shipment or portion thereof shall be held for Seller's disposition, or shall be returned to Seller, or destroyed if required by Applicable Law, in each case at Seller's expense, as directed by Seller. Lev shall not be obligated to buy or pay for any shipment which does not comply with the specifications or Applicable Laws, or is otherwise not as warranted. Lev shall receive a full credit for any rejected shipment, which shall include Lev's shipping costs. At Lev's option, Seller shall at no cost to Lev, cause within thirty (30) days of Lev's notice, an equivalent amount of conforming Plasma to be delivered to Lev.

3. REPRESENTATIONS, WARRANTIES, INSURANCE, INDEMNIFICATION AND DAMAGES

3.1 Representations. Each Party represents that:

(a) Such Party is a corporation duly organized, validly existing, and in good standing under the laws of jurisdiction in which it is incorporated.

(b) Such Party has the corporate and legal power and authority to enter into this Agreement and to perform its obligations hereunder, including the extension of rights granted pursuant to this Agreement, and such Party has undertaken all necessary corporate action to authorize the execution and delivery of this Agreement and to perform its obligations hereunder. This Agreement, once executed and delivered by the Parties shall constitute a legal, valid and binding obligation enforceable against each Party in accordance with the terms hereof.

(c) All necessary consents, approvals, registrations and authorizations of all governmental authorities and other persons and entities required of such Party in connection with this Agreement have been obtained.

(d) The execution and delivery of this Agreement and the performance of such Party's obligations hereunder do not conflict with or violate any applicable law or regulation and do not conflict with or constitute a default under any contractual obligation of such party.

(e) There are no adverse proceedings, claims or actions pending or, to the best of such Party's knowledge, threatened which would adversely impact the ability of such Party to perform its obligations hereunder.

(f) Such Party has not made and, during the term of this Agreement, will not make any commitments to any other person or entity that is or may be inconsistent or in conflict with any rights granted under this Agreement.

3.2 Seller's Warranties. Seller warrants that the Plasma delivered hereunder shall conform to the Plasma Specifications set forth in Schedule 1 and shall be manufactured, collected, processed, tested, stored, handled and delivered to or placed with Lev's designated agent/carrier in accordance with the Specifications and all Applicable Laws, rules, regulations and current Good Manufacturing Practices (cGMP) regulations as published and/or amended from time to time by the FDA. Seller further warrants and represents that the Plasma delivered hereunder shall be free from defects in materials and workmanship and shall not, as of the date of delivery to or placement with Lev's agent/carrier, be adulterated or misbranded with the meaning of the Federal Food, Drug and Cosmetic Act, shall be in full compliance with the Biological Products section of the Public Health Service Act and applicable regulations, and shall be in full compliance with any applicable international, federal, state or local laws or regulations.

Seller warrants and represents that clear and unrestricted title for all Plasma purchased under this Agreement will pass to the Lev upon acceptance by Lev as defined in Section 2.

Seller represents and warrants that Seller has all applicable government approvals, permits and licenses required in the performance of its obligations under this Agreement, including the US FDA. Seller certifies it will not use in any capacity the services of any person, including any firm or individual that has been debarred or is subject to debarment under the Generic Drug Enforcement Act of 1992, amending the Food, Drug, and Cosmetic Act of 21 U.S.C. 335a (a) or (b). Seller agrees to notify Lev promptly in the event any person providing services to Seller under the scope of this Agreement is debarred or becomes subject to debarment.

Seller represents and warrants that the manufacture, processing, testing, distribution, transport, storage, disposal and other handling of Plasma does not infringe the intellectual property rights of any third party and that Seller validly possesses all licenses to third party intellectual property necessary or appropriate for the manufacture, processing, testing, distribution, transport, storage, disposal and other handling of Plasma.

3.3 Inspection and Audit. Lev shall have the right, on not less than three (3) business days advance notice, and during normal business hours, to inspect and audit the Collection Facilities and Testing Centers and any other Seller owned or operated facility involved in the production of Plasma, production, operations, testing, storage and books and records to confirm Seller's compliance with this Agreement. Seller shall accommodate any reasonable request made by Lev to inspect such facility.

3.4 Insurance. Each party shall provide and maintain in full force and effect, at no cost to the other Party, usual and customary insurance coverage for all obligations relating to or arising under this Agreement, including, without limitations, errors and

omissions, products liability, general liability and related insurance coverage with policy limits in the following minimums:

(a) Commercial General Liability coverage of [* * * *] per incident and [* * * *] in aggregate.
(b) Products and Completed Operations Liability coverage of [* * * *] per incident and [* * * *] in the aggregate.
(c) Workers compensation as required by federal, state and local law.
(d) Employers Liability limits of [* * * *] per incidents.

3.5 Indemnification.

(a) *Lev's Obligation.* Lev shall defend, indemnify and hold harmless Seller, affiliated companies of Seller and the directors, officers, employees and agents of Seller (each a "Seller Indemnified Party") from and against all liability, loss, costs, claims, damages, expenses, judgments, awards and settlements, including, without limitation, actual attorneys' fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a Seller Indemnified Party may incur by reason of or arising out of any claim made by any third party, resulting from or with respect to (i) the material breach of this Agreement by Lev or any other person for whose actions Lev is liable under applicable law; (ii) the gross negligence or intentional misconduct or omission of Lev or any employee, contractor, or authorized representative of Lev; or (iii) the harmful or unsafe effect of any drug or other product owned or to which rights are held by Lev, provided, however, that this indemnification shall not extend to any claims arising out of a material breach of this Agreement by Seller or any other person for whose actions Seller is liable under applicable law; or the gross negligence or intentional misconduct or omission of Seller in connection with this Agreement.

(b) *Seller's Obligation.* Seller shall defend, indemnify and hold harmless Lev, affiliated customers of Lev and the directors, officers, employees and agents of Lev (each a "Lev Indemnified Party"), from and against all liability, loss, costs, claims, damages, expenses, judgments, awards and settlements, including, without limitations, actual attorneys' fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a Seller indemnified Party may incur by reason of or arising out of any claim made by any third party resulting from or with respect to (i) material breach of this Agreement by Seller or any other person for whose actions Seller is liable under applicable law, (ii) the gross negligence or intentional misconduct or omission of Seller or any employee, contractor, or authorized representative of Seller; or (iii) infringement of, or related to, any intellectual property or proprietary rights of a third party in relation to obligations under this Agreement; provided, however, that this indemnification shall not extend to any claims arising out of a material

breach of the Agreement by Lev or any other person for whose actions Lev is liable under applicable law; or the gross negligence or intentional misconduct or omission of Lev in connection with this Agreement.

(c) *Condition to Indemnity.* The obligations to indemnify, defend and hold harmless set forth in this Section shall not apply to the Party to be indemnified (the "Indemnified Party") unless the Indemnified Party (i) promptly notifies the Party providing such indemnification (the "Indemnifying Party") of any matters in respect of which the indemnity may apply and of which the Indemnified Party has knowledge; (ii) gives the Indemnifying Party, at the Indemnifying Party's option, full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the Indemnifying Party shall not settle any such claim or action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) or such settlement include as an unconditional term thereof the giving by the claimant of an unconditional release from all liability in favor of the Indemnified Party; and (iii) cooperates with the Indemnifying Party, at the Indemnifying Party's cost and expense, in the defense or settlement thereof. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the Indemnifying Party is prejudiced thereby. In addition, the Indemnified Party may, at its own expense, participate in its defense of any claim.

4. TERM AND TERMINATION

4.1 Term of Agreement. The term of this Agreement shall commence on January 1, 2007 (the "Effective Date") and shall continue in full force and effect until December 31, 2011 (the "Term") unless terminated earlier in accordance with this Agreement.

4.2 Termination for Cause. Either Party shall have the right to immediately terminate this Agreement in the event the other Party fails to perform any of its material obligations under this Agreement and such failure to perform is not cured within 30 days of written notice of such failure. The right of any Party to terminate this Agreement pursuant to this section 4.2 shall not be affected in any way by its waiver or failure to take action with respect to any prior default. The Party not in default shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity. A termination shall not relieve a Party from any obligations that survive termination or expiration of this Agreement.

4.3 Other Termination Provisions. Either Party may immediately terminate this agreement if the other Party: (i) admits in writing that it is unable to pay its debts as they become due; (ii) starts a proceeding, or indicates its acquiescence to a proceeding started by another, relating to it under any bankruptcy, reorganization,

rearrangement, insolvency, readjustment or debt, dissolution, liquidation or similar law; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver, trustee or liquidator for a substantial part of its property; (v) files, or has filed against it, a petition in bankruptcy, reorganization, rearrangement or insolvency which, if filed against it, is not dissolved or dismissed within ninety (90) days after filing; or (vi) had entered against it an order by a court of competent jurisdiction appointing a receiver, trustee or liquidator for it or a substantial part of its property, or approving its dissolution or termination, and if not consented to or acquiesced in by such Party, such order in not vacated or set aside or stayed within ninety (90) days.

4.4 Provisions Surviving Termination. The provisions of this Agreement which by their nature would continue beyond any termination or expiration of this Agreement, including without limitation Sections 2.6, 3.1, 3.2, 3.4, 5 and 6 shall survive any termination or expiration of this Agreement to the degree necessary to permit their complete fulfillment or discharge.

5. CONFIDENTIALITY.

5.1 During the Term and for a period of three (3) years thereafter, each Party shall (i) hold the other Party's Confidential Information in strict trust and confidence and avoid the disclosure or release thereof to any other person or entity by using at least the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, (ii) not use the other Party's Confidential Information for any purpose whatsoever except as expressly contemplated under this Agreement, and (iii) not directly or indirectly, copy, reproduce, use, publish, misappropriate, assign, or otherwise transfer or disclose to any person the other Party's Confidential Information, other than as permitted pursuant to the terms of this Agreement, regardless of whether such information was actually delivered to the receiving Party prior to the effective date of this Agreement. "**Confidential Information**," as used herein, shall mean all information, trade secrets, inventions, data, processes, or other records relating to a Party's business, financial affairs or operations, including but not limited to information related to business plans, technology, source code, product or service requirements, customers, pricing, techniques and methods, which is either marked or identified as confidential or which the receiving party knew or reasonably should have known, under the circumstances, was confidential, whether disclosed in any tangible, electronic, visual or other medium. Confidential Information shall also include all information, know-how, trade secrets, data (technical or non-technical) or other confidential information concerning the operations, projects, organization, business or finances of a Party or any third party to which a Party owes a duty of confidentiality, in whatever form, that a receiving Party learns, generates or acquires in conjunction with the performance of the services pursuant to this Agreement. All files, records, documents, notes, or other items relating to or embodying Confidential Information that may be delivered to a receiving Party or to which a receiving Party may be granted access, shall remain the exclusive property of the Party disclosing

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such Confidential Information. Neither Party shall disclose to any third parties, including a customer of the other Party, the existence or terms of this Agreement.

5.2 A receiving Party shall not disclose any Confidential Information except to its officers, directors and employees (and those of its affiliates upon the prior written approval by the disclosing Party) (collectively "**Representatives**") who need to know such information for the purpose of performing the consulting services contemplated by this Agreement and which persons shall be similarly bound in writing (it being understood that each such Representatives shall be informed by the receiving Party of the confidential nature of such material and shall be directed to treat such material confidentially in accordance with the terms of this Agreement). A receiving Party agrees to be responsible for any breach of this Agreement by any of its Representatives. Notwithstanding the foregoing, a receiving Party shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to any act or omission by the receiving Party; (ii) of which it had independent knowledge without confidentiality restriction prior to disclosure by the disclosing Party; (iii) which comes into the possession of the receiving Party (without confidentiality restriction) in the normal and routine course of its own business from and through independent, non-confidential sources; or (iv) which is required to be disclosed by receiving Party governmental requirements. If receiving Party is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the disclosing Party, the receiving Party shall promptly notify the disclosing Party of such request(s) prior to any disclosure so that the disclosing Party may seek an appropriate protective order.

5.3 Failure on the part of the receiving Party to abide by this Section 5 may cause the disclosing Party irreparable harm for which damages will not be an adequate remedy at law. Accordingly, the non-breaching Party has the right to seek injunctive to prevent any threatened or actual violations of this section in addition to whatever remedies it may have at law. In such a proceeding, the Party allegedly breaching this Agreement expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the non-breaching Party.

6. MISCELLANEOUS

6.1 Force Majeure. A Party's failure to perform its obligations under this Agreement due to "acts of God," acts of governments, riots, wars, accidents, deficiencies in supplies, materials or transportation or other causes of any nature beyond such Party's control, including with limitation acts of terrorism, civil commotion, national

emergency, epidemics, hurricane, embargo, flood, fire or any law, proclamation, regulation, or ordinance or other act to order of any court, government or governmental agency, shall not be deemed to be a breach of this Agreement, provided that the non-conforming Party (i) provides the other Party timely written notice of the existence and nature of any reason for nonperformance, and (ii) resumes performance immediately upon the elimination of the impeding force majeure. In the event that performance under this Agreement is prevented for sixty (60) consecutive days or ninety (90) days in any calendar year period by virtue of a force majeure, either Party may then, upon five (5) business days written notice to the other Party, terminate this Agreement.

6.2 Assignment. Neither Party may, without the prior express written consent of the other, assign or transfer this Agreement or any respective right(s) or obligation(s) hereunder, which consent may not be unreasonably withheld. Notwithstanding, Lev may assign or transfer this Agreement (i) to a successor entity, solely in the event of an acquisition or merger by or with another entity, upon thirty (30) days prior written notice to Seller; or (ii) to an Affiliate of the Lev. In no event shall any assignment, whether with or without required consent by the non-assigning Party, relieve in any form or part the assigning Party from continued liability and responsibility for it performances and obligations under the terms and conditions of this Agreement.

6.3 Successors. This agreement shall be binding upon and inure to the benefit of each Party's successors and permitted assigns. Nothing in this Agreement, whether express or implied, is intended nor shall be deemed or construed to confer upon any person other than the Parties and permitted successors and assigns, any right, remedy or claim under or by reason of this Agreement.

6.4 Independent Contractor. The relationship between Seller and Lev in connection with this Agreement is and shall at all times remain that of vendor and vendee as independent contractors. Nothing contained in or resulting from this Agreement or the performances call for hereunder shall be deemed construed to create an employer/employee, fiduciary, joint venture, partnership, co-owner or other such relationship between the Parties. Further, nothing within or deriving from this Agreement shall (i) give either Party the power to direct or control the day-to day activities, expressly including marketing activities, of the other or (ii) allow either Party to create or assume any obligation on behalf of the other for any purpose whatsoever, except to the extent, if any, expressly so set forth in this Agreement.

6.5 Governing Law and Disputes. This Agreement and all disputes hereunder shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law. Except as expressly provided elsewhere in this Agreement, any and all disputes arising under this Agreement shall only be resolved by a federal or state court of competent jurisdiction located in the Borough of Manhattan of the City of New York for the adjudication of any disputes arising under this Agreement. The parties hereto consent to venue therein, the exclusive personal jurisdiction thereof, and to the sufficiency of service of process by certified or registered mail in

connection with any dispute arising out of or in connection with this Agreement. Where this Agreement provides for the resolution of disputes through binding arbitration, such arbitration shall be held at a location in the Borough of Manhattan of the City of New York. Except as specifically provided in this Agreement, the rights and remedies provided in this Agreement and all other rights and remedies available to either party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

6.6 Notices. Any notices or other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, by courier service, by facsimile machine or by registered or certified mail, return receipt requested, postage pre-paid, to the Parties at the addresses stated at the top of this Agreement or to such other addresses as a party may designate pursuant to this notice provision. Any notice given shall be deemed to have been received on the date on which it is delivered personally, by courier service or by facsimile, or, if mailed, on the third business day following the mailing thereof.

6.7 Entire Understanding; **Amendments; Waiver**. This Agreement and its exhibits and schedules constitute the entire agreement between the parties with regard to the subject matter hereof. No oral or written representation that is not expressly contained in this Agreement (and its exhibits and schedules) is binding on either Party. No amendment to this Agreement shall be binding on either party unless in writing and signed by both parties. The failure of either party to enforce any term or condition of this Agreement shall not constitute a waiver of either party's right to enforce each and every term and condition of this Agreement. No breach under this Agreement shall be deemed waived or excused by either party unless such waiver or consent is in writing signed by the party granting such waiver or consent. The waiver by or consent of a party to a breach of any provision of this Agreement shall not operate or be construed as a waiver of or consent to any other or subsequent breach by such other party.

6.8 Severance. If any provision of this Agreement is held by a court of competent jurisdiction or a duly appointed arbitrator to be unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

6.9 Headings. The headings used for the sections of this Agreement are for information purposes and convenience only and in no way define, limit, construe or describe the scope or extent of the sections.

6.10 Construction of Agreement. In this Agreement, words importing the masculine gender include the feminine and neuter genders, and words in the singular include the plural, and vice versa, wherever the context requires. Each Party represents that it has been represented by separate and independent counsel in the preparation and negotiation of this Agreement. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party. Any ambiguity will not be interpreted against the drafting Party.

6.11 Counterparts. This Agreement may be executed in counterparts and delivered by facsimile, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

IN WITNESS WHEREOF, THE Parties do hereby respectively cause this Agreement to be executed and delivered by their duly authorized officers.

Lev Pharmaceuticals, Inc.	**Bio-Medics, Inc.**
By: [signature]	By: [signature]
Name: JOSHUA D. SCHEIN	Name: Gary Crandall
Title: CHIEF EXECUTIVE OFFICER	Title: Authorized Official
Date: 4-12-07	Date: April 10, 2007

Schedule 2
Annual Purchase Quantities

Calendar Year	Quantity Delivered	Price
2007	* * * *	* * * *
2008	* * * *	* * * *
2009	to be negotiated	to be negotiated per Section 2.3
2010	to be negotiated	to be negotiated per Section 2.3
2011	to be negotiated	to be negotiated per Section 2.3

Note 1: During the term of the Agreement Biomedics shall have the right but not the obligation to supply up to ** % of all additional plasma needed by Lev

Note 2: For calendar years 2009, 2010 and 2011 Lev shall have the right but not the obligation to purchase up to * * * * liters of plasma from Biomedics

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [****], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

LEV PHARMACEUTICALS, INC.
SOURCE PLASMA SPECIFICATIONS:

1. a) **Origin of Plasma:** Human Source Plasma collected from donors at USA–FDA licensed donor center(s). Each donor center must adhere to PPTA (iQPP) voluntary standards. Plasma must be collected as Source Plasma as defined by the FDA in 21 CFR Part 640 Subpart G, Source Plasma 640.60.

b) **Selection/Exclusion Criteria for Donors (Donations):** The selection/exclusion criteria used for determining donor eligibility was performed in accordance to the current SOP's of the collecting facility at the time of donation from donors meeting all donor screening and donor selection criteria. Plasma must be collected from donors who fulfill all requirements as Qualified Donors as defined by iQPP standards and in accordance with 21 CFR Part 640 Subpart G, Source Plasma Suitable Donors 640.63.

c) **Examination and Interview of Donors:** The donor examination and/or interview was performed in accordance to the current SOP's of the collecting facility and performed in accordance with all US requirements at the time of donation.

d) **Screening Tests on Individual Donations:** Testing requirements as described in 21 CFR 640.67 and 640.71 must be met and shall meet the following criteria:

TEST	TEST RESULT
Anti HIV ½	Non-reactive
HBsAg	Non-reactive
Anti-HCV	Non-reactive
HIV NAT	Negative
HCV NAT	Negative
HBV NAT	Negative
Syphilis	Negative or Non-reactive donor
Atypical Antibody	Negative donor

A list of all current test kits or methods shall be submitted to Lev Pharmaceuticals, and updated in the event a test or method is changed.

For Lookbacks and notification for destruction of plasma notification must be made to Lev Pharmaceuticals:

- Within three working days upon receipt of reactive or positive test results from a donor from whom prior or subsequent units have been shipped to Lev Pharmaceuticals
- Within one working day of notification of Post Donation Information resulting in product recalls or seizure concerning units shipped to Lev Pharmaceuticals
- Within three working days of receipt of Post Donation Information not resulting in a seizure or recall (eg tattoo, body piercing, high risk behaviour)

e) **Density:** The density of plasma must be 1.026.

f) **Shelf life:** Each bottle must have at least a remaining shelf life of 1 year as of delivery.

g) **System to Trace Donations:** Supplier shall maintain systems that all donations are traceable to the individual donors.

h) **Plasma Collection System:** Source Plasma collection in bottles in accordance to current SOP's of the collecting facility at the time of donation. Plasma must be collected in bottles that fulfill all requirements sited by the FDA in 21 CFR Part 640 Subpart G, Source Plasma 640.64(b). Plasma colllection must fulfill all additional requirements as defined by the FDA in 21 CFR Part 640 Subpart G, Source Plasma 640.64.

Plasma units that fall into one of the following categories is unacceptable for shipment to Lev Pharmaceuticals:

- Units with reactive or positive viral marker test results;
- Prior or subsequent units from donors that have been found to be reactive/positive for required testing
- Hemolyzed or lipemic units
- Units with frozen plasma on the outside of the container
- Broken or contaminated units

- Untested or units with incomplete testing
- Orphan units
- Units having errors that breech traceability such as units that cannot be traced back to an individual donor

i) **Plasma Storage and Transport:** Source Plasma must be frozen by cooling rapidly at -20°C or colder, as soon as possible and at the latest within 24h of collection. Plasma storage and transportation has been maintained at -20°C or colder.

j) **Quality Specifications – Documentation:** Each bottle has been labeled with at least the following information:

- Supplier name and license #
- Plasma Type
- Each Plasma unit shall be appropriately ISBT-coded and labeled with a product and unit identification
- Identification will be by means of barcode type CODE128
- Volume
- Anticoagulant composition
- Storage temperature
- Expiration date
- Plasma bottle lot number (on bottle)
- Unique shipping note number

Plasma shipment documentation (packing list) shall include:

- Collecting facility's name and address
- Plasma Type
- Product/Unit identification
- Volume
- Collection date
- Testing statement

Each shipment of Plasma must be accompanied by the documentation described by a completed Pallet Information and Bleeding List as well as by a Certificate on shipment number and plasma weight and a Certificate of Control and Origin of the Plasma. The temperature at which the Source Plasma is stored as well as during transport will be recorded by supplier and made available to Lev Pharmaceuticals. The recorded data will be stored for a period of at least 5 years. One 5 ml samples for each unit should accompany the shipment.

k) **Electronic data of shipment:** Every shipment will include electronic data of the shipment:

- Unique shipping note number
- Container number
- Pallet number
- Unit number
- Center identification
- Donor identification
- Quantity (volume)
- Donation date